AMENDMENT TO INVESTMENT SUBADVISORY AGREEMENT

This Amendment, effective April 30, 2011, is entered into by and between Atlanta Capital Management Company L.L.C. and Calvert Investment Management, Inc.

WHEREAS, Atlanta Capital Management Company, L.L.C. as the investment sub-advisor to the Calvert Equity Portfolio (the “Portfolio”) and Calvert Asset Management Company, Inc. as the investment adviser to the Portfolio, a series of Calvert Social Investment Fund, entered into an investment subadvisory agreement on September 30, 2001 and a revised and restated Schedule A on June 1, 2011 (the “Agreements”); and

WHEREAS, effective April 30, 2011, Calvert Asset Management Company, Inc. changed its name to “Calvert Investment Management, Inc.”;

NOW, THEREFORE, it is hereby agreed that the Agreements are revised to reflect this name change of the investment adviser to “Calvert Investment Management, Inc.”

Date: April 30, 2011

Atlanta Capital Management Company, L.L.C.

By: __________________________________

Name: _______________________________

Title: ________________________________

Calvert Investment Management, Inc.

By: __________________________________

Name: William M. Tartikoff

Title: Senior Vice President and Secretary